Exhibit 99.1

News Release

Enpro Reports Third Quarter 2024 Results

Updates Guidance for Full Year 2024

Third Quarter 2024 Highlights
(All results reflect comparisons to prior-year period, from continuing operations, unless otherwise noted)
(*Non-GAAP measure. See the attached schedules for adjustments and reconciliations of historical measures to GAAP measures)

•Sales of $260.9 million up 4.1%; organic sales up 0.9%

•GAAP income from continuing operations attributable to Enpro Inc., net of tax of $19.8 million compared to $8.3 million

•Operating income up 7%; operating margin up 40 basis points to 13.1%

•Adjusted EBITDA* up 11.1% to $64.1 million; adjusted EBITDA margin* up 160 bps to 24.6%

•Strong performance in Sealing Technologies offset softness in Advanced Surface Technologies ("AST"); sequential sales improvement at AST despite continued weakness in semiconductor capital equipment demand

•GAAP diluted earnings per share from continuing operations of $0.94, compared to diluted earnings per share of $0.39

•Adjusted diluted earnings per share* from continuing operations up 10.1% to $1.74 versus $1.58

•Reduces full-year 2024 guidance for adjusted EBITDA* to the range of $250 to $255 million and adjusted diluted earnings per share* guidance to the range of $6.75 to $7.00. Full-year 2024 revenue guidance to be down low-single-digits year-over-year

CHARLOTTE, NC, November 5, 2024 -- Enpro Inc. (NYSE: NPO) today announced its financial results for the quarter and nine months ended September 30, 2024.

“Third quarter performance was resilient despite continued soft conditions in several of our larger end-markets,” said Eric Vaillancourt, President and Chief Executive Officer. “In Sealing Technologies, we showed strong profitability, positive mix and the benefits from continuous improvement initiatives, despite steep declines in commercial vehicle OEM sales. In Advanced Surface Technologies (AST), while we showed some sequential improvement in segment revenue, we have not yet seen the level of recovery that we had previously expected for critical in-chamber tools. During this period, shifting demand and, to a lesser extent, accelerated expenses for future growth programs drove flat segment profitability.”

Mr. Vaillancourt added, "While we are reducing our guidance to reflect a more protracted recovery in semiconductor capital equipment spending than previously expected, we are positioning the business well for the future. Enpro’s balanced portfolio, strong liquidity position, consistent free cash flow generation and focus on return on investment enable significant opportunities for us to fund profitable growth and enterprise value creation.”

Financial Highlights
(Dollars in millions except per share data)

	Quarters Ended September 30,
	2024	2023	Change
Net sales	$260.9	$250.7	4.1%
Income from continuing operations attributable to Enpro Inc., net of tax	$19.8	$8.3	138.6%
Diluted earnings per share from continuing operations	$0.94	$0.39	141.0%
Adjusted income from continuing operations*	$36.7	$33.1	10.9%
Adjusted diluted earnings per share*	$1.74	$1.58	10.1%
Adjusted EBITDA*	$64.1	$57.7	11.1%
Operating margin	13.1%	12.7%
Adjusted EBITDA margin*	24.6%	23.0%
*Non-GAAP measure. See the attached tables for adjustments and reconciliations of historical non-GAAP measures to comparable to GAAP measures. Because of the forward-looking nature of non-GAAP guidance measures, reconciliations of such measures are not presented. Such non-GAAP guidance measures are calculated in a manner consistent with the historical presentation of these measures in the attached tables.

Third Quarter 2024 Consolidated Results

Sales of $260.9 million increased 4.1% compared to last year. Excluding the impacts of the AMI acquisition and foreign exchange translation, sales increased slightly year-over-year. Strategic pricing actions, strong general industrial and aerospace markets and firm nuclear demand balanced slow semiconductor capital spending and a steep decline in commercial vehicle OEM sales.

Corporate expense of $10.3 million in the third quarter of 2024 increased from $9.8 million in the second quarter of 2023. The increase was primarily due to an increase in share-price-based incentive compensation expense, partially offset by lower current-year annual incentive compensation accruals and professional fees.

Income from continuing operations attributable to Enpro Inc., net of tax was $19.8 million, compared to $8.3 million in the prior-year period. Diluted earnings per share was $0.94, compared to $0.39 in the prior year. The year-over-year increase was driven primarily by operating performance in Sealing Technologies and lower income tax expense.
Adjusted net income from continuing operations* of $36.7 million increased 10.9% compared to the third quarter of 2023 and adjusted diluted earnings per share* increased 10.1% to $1.74, compared to $1.58 in the prior-year period.

Adjusted EBITDA* of $64.1 million, or 24.6% of total sales, increased 11.1% compared to the prior-year period driven primarily by strong results in the Sealing Technologies segment.

Third Quarter 2024 Segment Highlights
(All results reflect comparisons to prior-year period unless otherwise noted)

Sealing Technologies - Safeguarding environments with critical applications in diverse end markets —
Garlock, STEMCO, and Technetics Group

	Quarters Ended September 30,
(Dollars in millions)	2024	2023	Change
Sales	$168.6	$161.4	4.5%
Adjusted segment EBITDA	$55.1	$47.9	15.0%
Adjusted segment EBITDA margin	32.7%	29.7%

•Sales increased 4.5% versus the prior-year period. Excluding the addition of AMI and foreign exchange translation, sales were relatively flat, as strategic pricing actions, strength in general industrial, particularly in Europe, aerospace and firm food and pharma and nuclear demand offset a 33% decline in commercial vehicle OEM sales and slow Asian industrial markets.
•Adjusted segment EBITDA of $55.1 million was up 15.0% year-over-year, with adjusted segment EBITDA margin expanding approximately 300 basis points. Excluding the impacts of the AMI acquisition and foreign exchange translation, adjusted segment EBITDA increased 7.1%. The increase was driven primarily by strategic pricing actions, favorable aftermarket sales mix and continuous improvement initiatives.

Advanced Surface Technologies - Leading edge precision manufacturing, coatings, cleaning and refurbishment solutions and innovative optical filter products — NxEdge, Technetics Semi, LeanTeq, and Alluxa

	Quarters Ended September 30,
(Dollars in millions)	2024	2023	Change
Sales	$92.5	$89.4	3.5%
Adjusted segment EBITDA	$19.2	$19.3	(0.5)%
Adjusted segment EBITDA margin	20.8%	21.6%

•Sales increased 3.5%. Growth in advanced node cleaning solutions sales offset a difficult demand environment for wafer fab equipment and slow optical filter sales.
•Adjusted segment EBITDA was flat year-over-year and adjusted segment EBITDA margin narrowed 80 basis points. Under absorption of capacity due to slow wafer fab equipment demand and increased expenses focused on growth opportunities, particularly in precision cleaning solutions, negatively impacted segment profitability.

Balance Sheet, Cash Flow and Capital Allocation

During the nine months ended September 30, 2024, the company generated $103.5 million of cash flow from operating activities of continuing operations and $82.8 million of free cash flow, net of $20.7 million in capital expenditures. This compares to $154.8 million of cash flow from operating activities of continuing operations, or $133.8 million of free cash flow, net of $21.0 million in capital expenditures in the prior year. Timing of working capital and higher cash tax payments were the primary drivers of the year-over-year reduction. During the third quarter, the company paid a regular quarterly dividend of $0.30 per share, with dividend payments totaling $19.0 million for the nine months ended September 30, 2024.

Enpro ended the third quarter with total debt of $641.8 million and cash and cash equivalents of $206.9 million.

Share Repurchase Authorization

Enpro’s Board of Directors approved a new share repurchase authorization in October 2024, replacing the previous $50 million authorization that recently expired. No shares were purchased under the prior repurchase program. Under the replacement authorization, which is identical to the prior authorization, the company may repurchase up to $50 million of shares in both open market and privately negotiated transactions. The company’s management determines the timing and amount of any such repurchases based on its evaluation of market conditions, capital alternatives, and other factors. Repurchases may also be made under Rule 10b5-1 plans, which permit the company to repurchase shares when it otherwise would be precluded from doing so under insider trading laws. The renewed share repurchase authorization expires in October 2026.

Quarterly Dividend

Enpro declared a regular quarterly dividend of $0.30 per share on October 31, 2024. The dividend is payable on December 18, 2024 to shareholders of record as of the close of business on December 4, 2024.

2024 Guidance Update

Enpro now expects 2024 revenue to be down low-single-digits compared with 2023, versus prior expectations of approximately flat. Expected adjusted EBITDA and adjusted diluted earnings per share for 2024 are now expected to be $250 million to $255 million and $6.75 to $7.00, respectively, versus the company’s prior view of $260 million to $270 million and $7.00 to $7.60, respectively.

Conference Call, Webcast Information, and Presentations

Enpro will hold a conference call today, November 5, at 8:30 a.m. Eastern Time to discuss third quarter 2024 financial results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference access code 13735653. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enpro.com. To access the earnings presentation, log on to the webcast by clicking the link on the company’s home page.

Primary Segment Operating Performance Measure

The primary metric used by management to allocate resources and assess segment performance is adjusted segment EBITDA, which is segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring costs, impairment charges, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization. Segment non-operating expenses and income, corporate expenses, net interest expense, and income taxes are not included in the computation of adjusted segment EBITDA. Under U.S. generally accepted accounting principles (“GAAP”), the primary metric used by management to allocate resources and assess segment performance is required to be disclosed in financial statement footnotes, and accordingly such metric as presented for each segment is not deemed to be a non-GAAP measure under applicable regulations of the Securities and Exchange Commission.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted income from continuing operations, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, total adjusted segment EBITDA and free cash flow. Tables showing the reconciliation of these historical non-GAAP financial measures to the comparable GAAP measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full-year 2024 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented.

Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance and, when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements and Guidance

Statements in this press release that express a belief, expectation or intention, including the 2024 guidance and other statements that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: economic conditions in the markets served by the company’s businesses and the businesses of its customers, some of which are cyclical and experience periodic downturns; the impact of geopolitical activity on those markets, including instabilities associated with the armed conflicts in Ukraine and in the Middle East region and any conflict or threat of conflict that may affect Taiwan; uncertainties with respect to the imposition of government embargoes, tariffs and trade protection measures, such as “anti-dumping” duties applicable to classes of products, and import or export licensing requirements, as well as the imposition of trade sanctions against a class of products imported from or sold and exported to, or the loss of “normal trade relations” status with, countries in which the company conducts business, could significantly increase the company’s cost of products or otherwise reduce its sales and harm its business; uncertainties with respect to prices and availability of raw materials, including as a result of instabilities from geopolitical conflicts; uncertainties with respect to the company’s ability to achieve anticipated growth within the semiconductor, life sciences, and other technology-enabled markets, including uncertainties with respect to receipt of CHIPS Act support and the timing of completion of the new Arizona facility; the impact of fluctuations in relevant foreign currency exchange rates or unanticipated increases in applicable interest rates; unanticipated delays or problems in introducing new products; the impact of any labor disputes; announcements by competitors of new products, services or technological innovations; changes in the company’s pricing policies or the pricing policies of its competitors; risks related to the reliance of the Advanced Surface Technologies segment on a small number of significant customers; uncertainties with respect to the company’s ability to identify and complete business acquisitions consistent with its strategy and to successfully integrate any businesses that it acquires; and uncertainties with respect to the amount of any payments required to satisfy contingent liabilities, including those related to discontinued operations, other divested businesses and discontinued operations of the company’s predecessors, including liabilities for certain products, environmental matters, employee benefit and statutory severance obligations and other matters. Enpro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q reports, describe these and other risks and uncertainties in more detail. Enpro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

Full-year guidance is subject to the risks and uncertainties discussed above and specifically excludes changes in the number of shares outstanding, changes in long-term compensation expense due to changes in the company’s common stock price, impacts from future and pending acquisitions, dispositions and related transaction costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs, and the impact of changes in foreign exchange rates, in each case subsequent to September 30, 2024.

About Enpro Inc.

Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, industrial process, commercial vehicle, sustainable power generation, aerospace, food and pharma, photonics and life sciences. Headquartered in Charlotte, North Carolina, Enpro is listed on the New York Stock Exchange under the symbol “NPO”. For more information, visit the company’s website at https://www.enpro.com.

Investor Contacts:	Joseph F. Bruderek
Executive Vice President and Chief Financial Officer

James M. Gentile
Vice President, Investor Relations
Enpro Inc.
Phone:	704-731-1527	5605 Carnegie Boulevard
Charlotte, North Carolina, 28209
Email:	investor.relations@enpro.com	www.enpro.com

# # # #

APPENDICES

Consolidated Financial Information and Reconciliations

Enpro Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Nine Months Ended September 30, 2024 and 2023
(In Millions, Except Per Share Data)
	Quarters Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
Net sales	$260.9	$250.7	$790.3	$810.2
Cost of sales	150.6	151.1	454.8	479.7
Gross profit	110.3	99.6	335.5	330.5
Operating expenses:
Selling, general and administrative	71.7	65.6	219.4	210.3
Goodwill impairment	—	—	—	60.8
Other	4.5	2.1	6.0	3.1
Total operating expenses	76.2	67.7	225.4	274.2
Operating income	34.1	31.9	110.1	56.3
Interest expense	(10.4)	(10.8)	(31.4)	(34.9)
Interest income	1.4	3.7	4.7	11.3
Other expense	(1.1)	(1.9)	(8.7)	(4.3)
Income from continuing operations before income taxes	24.0	22.9	74.7	28.4
Income tax expense	(4.2)	(14.7)	(15.7)	(17.0)
Income from continuing operations	19.8	8.2	59.0	11.4
Income from discontinued operations, including gain on sale, net of tax	—	—	—	11.4
Net income	19.8	8.2	59.0	22.8
Less: net loss attributable to redeemable non-controlling interest	—	(0.1)	—	(4.3)
Net income attributable to Enpro Inc.	$19.8	$8.3	$59.0	$27.1

Income attributable to Enpro Inc. common shareholders:
Income from continuing operations, net of tax	$19.8	$8.3	$59.0	$15.7
Income from discontinued operations, including gain on sale, net of tax	—	—	—	11.4
Net income attributable to Enpro Inc.	$19.8	$8.3	$59.0	$27.1

Basic earnings per share:
Continuing operations	$0.94	$0.40	$2.82	$0.75
Discontinued operations	—	—	—	0.55
Basic earnings per share	$0.94	$0.40	$2.82	$1.30
Average common shares outstanding	21.0	20.9	21.0	20.9

Diluted earnings per share.:
Continuing operations	$0.94	$0.39	$2.80	$0.75
Discontinued operations	—	—	—	0.54
Diluted earnings per share	$0.94	$0.39	$2.80	$1.29
Average common shares outstanding	21.1	21.0	21.1	21.0

Enpro Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended September 30, 2024 and 2023
(In Millions)
	2024	2023
Operating activities of continuing operations
Net income	$59.0	$22.8
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Income from discontinued operations, net of taxes	—	(11.4)
Taxes related to sale of discontinued operations	—	(3.3)
Depreciation	17.8	18.4
Amortization	57.2	52.7
Goodwill impairment	—	60.8
Promissory note reserve	4.5	—
Deferred income taxes	(1.8)	(1.6)
Stock-based compensation	9.8	7.9
Other non-cash adjustments	8.0	3.9
Change in assets and liabilities, net of effects of acquisition and sale of businesses:
Accounts receivable, net	(14.8)	16.9
Inventories	4.5	5.4
Accounts payable	(8.4)	(9.6)
Other current assets and liabilities	(25.8)	2.7
Other non-current assets and liabilities	(6.5)	(10.8)
Net cash provided by operating activities of continuing operations	103.5	154.8
Investing activities of continuing operations
Purchases of property, plant and equipment	(18.8)	(20.7)
Payments for capitalized internal-use software	(1.9)	(0.3)
Proceeds from sale of businesses, net	—	25.7
Purchase of short-term investments	—	(35.8)
Redemption of short-term investments	—	35.0
Acquisition, net of cash acquired	(209.4)	—
Other	0.6	0.8
Net cash provided by (used in) investing activities of continuing operations	(229.5)	4.7
Financing activities of continuing operations
Proceeds from debt	52.5	—
Repayments of debt	(58.6)	(143.1)
Purchase of non-controlling interest	(18.3)	—
Dividends paid	(19.0)	(18.3)
Other	(0.6)	(1.4)
Net cash used in financing activities of continuing operations	(44.0)	(162.8)
Cash flows of discontinued operations
Operating cash flows	—	(0.6)
Net cash used in discontinued operations	—	(0.6)
Effect of exchange rate changes on cash and cash equivalents	7.1	(0.7)
Net increase (decrease) in cash and cash equivalents	(162.9)	(4.6)
Cash and cash equivalents at beginning of period	369.8	334.4
Cash and cash equivalents at end of period	$206.9	$329.8
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$25.3	$29.2
Income taxes, net of refunds	$30.0	$10.8

Enpro Inc.
Consolidated Balance Sheets (Unaudited)
As of September 30, 2024 and December 31, 2023
(In Millions)
	September 30,	December 31,
	2024	2023
Current assets
Cash and cash equivalents	$206.9	$369.8
Accounts receivable, net	134.8	116.7
Inventories	143.3	142.6
Prepaid expenses and other current assets	34.2	21.2
Total current assets	519.2	650.3
Property, plant and equipment, net	192.1	193.8
Goodwill	902.3	808.4
Other intangible assets	811.2	733.5
Other assets	109.0	113.5
Total assets	$2,533.8	$2,499.5

Current liabilities
Current maturities of long-term debt	$14.0	$8.1
Accounts payable	61.7	68.7
Accrued expenses	112.7	119.6
Total current liabilities	188.4	196.4
Long-term debt	627.8	638.7
Deferred taxes and non-current income taxes payable	148.7	120.7
Other liabilities	111.0	116.1
Total liabilities	1,075.9	1,071.9

Redeemable non-controlling interests	—	17.9

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	315.4	304.9
Retained earnings	1,168.0	1,128.0
Accumulated other comprehensive loss	(24.5)	(22.2)
Common stock held in treasury, at cost	(1.2)	(1.2)
Total shareholders’ equity	1,457.9	1,409.7
Total liabilities and equity	$2,533.8	$2,499.5

Enpro Inc.
Segment Information (Unaudited)
For the Quarters and Nine Months Ended September 30, 2024 and 2023
(Dollars In Millions)

Sales
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Sealing Technologies	$168.6	$161.4	$524.2	$511.4
Advanced Surface Technologies	92.5	89.4	266.6	299.1
	261.1	250.8	790.8	810.5
Less: intersegment sales	(0.2)	(0.1)	(0.5)	(0.3)
	$260.9	$250.7	$790.3	$810.2

Income from continuing operations attributable to Enpro Inc., net of tax	$19.8	$8.3	$59.0	$15.7

Earnings before interest, income taxes, depreciation,
amortization and other selected items (Adjusted Segment EBITDA)
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Sealing Technologies	$55.1	$47.9	$173.5	$153.9
Advanced Surface Technologies	19.2	19.3	55.6	72.8
	$74.3	$67.2	$229.1	$226.7

Adjusted Segment EBITDA Margin
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Sealing Technologies	32.7%	29.7%	33.1%	30.1%
Advanced Surface Technologies	20.8%	21.6%	20.9%	24.3%
	28.5%	26.8%	29.0%	28.0%

Reconciliation of Income from Continuing Operations Attributable to Enpro Inc., Net of Tax to Adjusted Segment EBITDA
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Income from continuing operations attributable to Enpro Inc., net of tax	$19.8	$8.3	$59.0	$15.7
Plus: net loss attributable to redeemable non-controlling interests	—	(0.1)	—	(4.3)
Income from continuing operations	19.8	8.2	59.0	11.4
Income tax expense	(4.2)	(14.7)	(15.7)	(17.0)
Income from continuing operations before income taxes	24.0	22.9	74.7	28.4
Acquisition expenses	0.3	—	3.8	—
Non-controlling interest compensation allocation	—	—	—	(0.3)
Amortization of the fair value adjustment to acquisition date inventory	—	—	1.7	—
Restructuring and impairment expense	4.4	2.0	5.5	2.6
Depreciation and amortization expense	25.2	23.5	75.0	70.9
Corporate expenses	10.3	9.8	33.0	36.4
Interest expense, net	9.0	7.1	26.7	23.6
Goodwill impairment	—	—	—	60.8

Other expense, net	1.1	1.9	8.7	4.3
Adjusted segment EBITDA	$74.3	$67.2	$229.1	$226.7

Adjusted segment EBITDA is total segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring and impairment expense, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization.

Corporate expenses include general corporate administrative costs. Non-operating expenses not directly attributable to the segments, corporate expenses, net interest expense, goodwill impairment and income taxes are not included in the computation of adjusted segment EBITDA. The accounting policies of the reportable segments are the same as those for the Company.

In 2024, we refined our definition of adjusted segment EBITDA and corporate expenses to include certain other income or expenses previously reported in other expense, net. These items were primarily comprised of bank fees and certain foreign exchange transaction gains and losses. As a result of this change, for the quarter ended September 30, 2023, we recast our results to decrease Sealing Technologies Adjusted Segment EBITDA by $0.1 million, increase Advanced Surface Technologies Adjusted Segment EBITDA by $0.3 million, and increase corporate expenses by $0.4 million. For the nine months ended September 30, 2023, we increased Advanced Surface Technologies Adjusted Segment EBITDA by $0.2 million and increased corporate expenses by $1.3 million.

Enpro Inc.
Adjusted Segment EBITDA Reconciling Items by Segment (Unaudited)
For the Quarters and Nine Months Ended September 30, 2024 and 2023
(In Millions)

	Quarter Ended September 30, 2024
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expense	$0.3	$—	$0.3
Restructuring and impairment expense	$0.9	$3.5	$4.4
Depreciation and amortization expense	$8.3	$16.9	$25.2

	Quarter Ended September 30, 2023
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Restructuring and impairment expense	$1.6	$0.4	$2.0
Depreciation and amortization expense	$6.2	$17.3	$23.5

	Nine Months Ended September 30, 2024
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expenses	$3.8	$—	$3.8
Amortization of the fair value adjustment to acquisition date inventory	$1.7	$—	$1.7
Restructuring and impairment expense	$2.0	$3.5	$5.5
Depreciation and amortization expense	$24.5	$50.5	$75.0

	Nine Months Ended September 30, 2023
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Non-controlling interest compensation allocation	$—	$(0.3)	$(0.3)
Restructuring and impairment expense	$1.7	$0.9	$2.6
Depreciation and amortization expense	$18.9	$52.0	$70.9

Enpro Inc.
Reconciliation of Income from Continuing Operations Attributable to Enpro Inc., Net of Tax to Adjusted Income from Continuing Operations and Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters and Nine Months Ended September 30, 2024 and 2023
(In Millions, Except Per Share Data)
	Quarters Ended September 30,
	2024				2023
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Income from continuing operations attributable to Enpro Inc., net of tax	$19.8	21.1	$0.94		$8.3	21.0	$0.39
Net loss from redeemable non-controlling interests	—				(0.1)
Income tax expense	4.2				14.7
Income from continuing operations before income taxes	24.0				22.9

Adjustments from selling, general, and administrative:
Acquisition expenses	0.3				—
Amortization of acquisition-related intangible assets	19.1				17.1
Adjustments from other operating expense and cost of sales:
Restructuring and impairment expense	4.5				2.2
Adjustments from other non-operating expense:
Environmental reserve adjustments	—				0.4
Costs associated with previously disposed businesses	0.4				0.4
Pension expense - non-service cost	—				0.4
Foreign exchange losses related to the divestiture of a discontinued operation[1]	0.7				0.5
Other adjustments:
Other	—				0.2
Adjusted income from continuing operations before income taxes	49.0				44.1
Adjusted income tax expense	(12.3)				(11.1)
Net loss from redeemable non-controlling interests	—				0.1
Adjusted income from continuing operations	$36.7	21.1	$1.74	3	$33.1	21.0	$1.58	3

	Nine Months Ended September 30,
	2024				2023
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Income from continuing operations attributable to Enpro Inc., net of tax	$59.0	21.1	$2.80		$15.7	21.0	$0.75
Net loss from redeemable non-controlling interests	—				(4.3)
Income tax expense	15.7				17.0
Income from continuing operations before income taxes	74.7				28.4

Adjustments from selling, general, and administrative:
Acquisition expenses	3.8				0.1
Non-controlling interest compensation allocations	—				(0.3)
Amortization of acquisition-related intangible assets	56.7				51.5
Adjustments from other operating expense and cost of sales:
Restructuring and impairment expense	6.0				3.2
Amortization of the fair value adjustment to acquisition date inventory	1.7				—
Adjustments from other non-operating expense:
Asbestos receivable adjustment	(0.6)				—
Environmental reserve adjustments	2.3				0.5
Costs associated with previously disposed businesses	0.8				0.8
Pension expense - non-service cost	0.1				1.1
Goodwill impairment	—				56.6
Foreign exchange losses related to the divestiture of a discontinued operation[1]	1.6				1.5
Long-term promissory note reserve[2]	4.5				—
Other adjustments:
Other	—				0.3
Adjusted income from continuing operations before income taxes	151.6				143.7
Adjusted income tax expense	(37.9)				(35.9)
Net loss from redeemable non-controlling interests	—				4.3
Adjusted income from continuing operations	$113.7	21.1	$5.39	3	$112.1	21.0	$5.35	3

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported income from continuing operations and diluted earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare Enpro Inc. to other diversified industrial technology companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, acquisitions and divestitures, or other selected items. The adjustments in the table above relate solely to expenses attributable to Enpro Inc. and have been adjusted to remove any amounts attributable to non-controlling interests.
Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

Other adjustments are included in selling, general, and administrative, cost of sales, and other operating expenses on the consolidated statements of operations.
The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 25.0%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.
1In connection with the sale of GGB, accounted for as a discontinued operation, in the fourth quarter of 2022, we issued an intercompany note between a domestic and foreign entity that is denominated in a foreign currency. As a result of this note, we have recorded losses due to the changes in the foreign exchange rate. The outstanding note is hedged in order to minimize related gains or losses.
2We received a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024 we concluded a reserve was needed for expected future credit losses. We will continue to monitor the note regularly and make adjustments to the reserve as needed based on known facts and circumstances.
3Adjusted diluted earnings per share, which amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

Enpro Inc.
Reconciliation of Income from Continuing Operations Attributable to Enpro Inc., Net of Tax to Adjusted EBITDA (Unaudited)
For the Nine Months Ended September 30, 2024 and 2023
(In Millions)
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Income from continuing operations attributable to Enpro Inc., net of tax	$19.8	$8.3	$59.0	$15.7
Net loss from redeemable non-controlling interests	—	(0.1)	—	(4.3)
Income from continuing operations	19.8	8.2	$59.0	$11.4

Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization, and other selected items (Adjusted EBITDA):
Interest expense, net	9.0	7.1	26.7	23.6
Income tax expense	4.2	14.7	15.7	17.0
Depreciation and amortization expense	25.2	23.6	75.0	71.1
Restructuring and impairment expense	4.5	2.2	6.0	3.2
Environmental reserve adjustments	—	0.4	2.3	0.5
Costs associated with previously disposed businesses	0.4	0.4	0.8	0.8
Acquisition expenses	0.3	—	3.8	0.1
Pension expense - non-service cost	—	0.4	0.1	1.1
Non-controlling interest compensation allocation	—	—	—	(0.3)
Asbestos receivable adjustment	—	—	(0.6)	—
Amortization of the fair value adjustment to acquisition date inventory	—	—	1.7	—
Goodwill impairment	—	—	—	60.8
Foreign exchange losses related to the divestiture of a discontinued operation[1]	0.7	0.5	1.6	1.5
Long-term promissory note reserve[2]	—	—	4.5	—
Other	—	0.2	—	0.3
Adjusted EBITDA	$64.1	$57.7	$196.6	$191.1

1In connection with the sale of GGB, accounted for as a discontinued operation, in the fourth quarter of 2022, we issued an intercompany note between a domestic and foreign entity that is denominated in a foreign currency. As a result of this note, we have recorded losses due to the changes in the foreign exchange rate. The outstanding note is hedged in order to minimize related gains or losses.
2We received a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024 we concluded a reserve was needed for expected credit losses. We will continue to monitor the note regularly and make adjustments to the reserve as needed based on known facts and circumstances.
Supplemental disclosure: Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% Senior Notes due 2026. For the nine months ended September 30, 2024, approximately 46% of the adjusted EBITDA as presented above was attributable to Enpro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026.

Enpro Inc.
Reconciliation of Free Cash Flow (Unaudited)
(In Millions)

Free Cash Flow - Nine Months Ended September 30, 2024
Net cash provided by operating activities of continuing operations	$103.5
Purchases of property, plant, and equipment	(18.8)
Payments for capitalized internal-use software	(1.9)
Free cash flow	$82.8

Free Cash Flow - Nine Months Ended September 30, 2023
Net cash provided by operating activities of continuing operations	$154.8
Purchases of property, plant, and equipment	(20.7)
Payments for capitalized internal-use software	(0.3)
Free cash flow	$133.8